RESTRICTED STOCK GRANT AGREEMENT

         RESTRICTED STOCK GRANT AGREEMENT dated as of December 1, 1998, by and between

                    RICHTON INTERNATIONAL CORPORATION, a Delaware corporation, having an office at 767 Fifth Avenue, New York, New York 10153 (the "Company"), and

                    FRED R. SULLIVAN, residing at 857 Fifth Avenue, New York, New York 10019 (the "Executive").


                              W I T N E S S E T H :


         WHEREAS, the Company maintains an incentive plan known as the 1990 Long-Term Incentive Plan (the "Plan"), and the Plan is administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"); and

         WHEREAS, the Committee by action dated the date hereof approved and granted to the Executive a grant of restricted shares of the common stock of the Company pursuant to and in accordance with Section 9 of the Plan; and

     WHEREAS, such grant contemplated the execution by the Company and the Executive of this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Grant of Shares: The Company shall, in accordance with the action of the Committee, issue to and in the name of the Executive an aggregate of 20,000 shares of the common stock of the Company, which shares shall be restricted pursuant to the terms of this Agreement (the "Restricted Shares").

     2. Restriction: The Restricted Shares shall not be sold, transferred or otherwise disposed of, and shall not be pledged or otherwise hypothecated, except as hereinafter provided, during the Restricted Period. The "Restricted Period" shall mean the three-year period commencing on the date hereof and terminating on November 30, 2001. The restrictions shall lapse with respect to one-third of such shares as of November 30, 1999, with respect to one-half of the remaining balance of such shares as of November 30, 2000, and with respect to the entire balance of such shares as of November 30, 2001.

         3. Termination of Service and Forfeiture: If the Executive ceases to be employed as an executive by the Company for any reason through the period ending May 31, 1999, all of the Restricted Shares shall be forfeited to the Company. From and after June 1, 1999 through the end of the Restricted Period, if the employment of the Executive by the Company shall terminate for any reason other than (i) death, or (ii) retirement by the Executive with the consent of the Board of Directors of the Company, then the Restricted Shares as to which the restrictions against disposition herein have not lapsed shall be forfeited to the Company.

         4. Certain Lapse of Restrictions: In the event of (i) the death of the Executive, or (ii) the retirement of the Executive with the consent of the Board of Directors of the Company, in each case commencing on or after June 1, 1999, all of the Restricted Shares shall remain the property of the Executive or his estate, as the case may be, and the restrictions against disposition shall lapse as provided in this Agreement.

     5. Voting Rights and Dividends: The Executive, or any permitted transferee, shall be entitled to vote all of the Restricted Shares and to receive any dividends thereon, except that any stock dividends paid, or shares of stock issuable upon stock splits or distributions with respect to any shares as to which restrictions have not lapsed shall be added to the Escrow Account hereinafter referred to and shall be either distributed or forfeited together with the shares with respect to which such shares were initially issued.

     6. Escrow: The certificates representing the Restricted Shares shall be held in escrow by the Company, together with stock powers duly executed by the Executive, and shall be delivered by the Company to (i) the Executive or (ii) the Company as provided in this Agreement.

     7. Miscellaneous: This Agreement is issued pursuant to the Plan and in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be deemed to prevail. This Agreement and the Plan sets forth the entire understanding of the parties with respect to the subject matter hereof and may not be amended or terminated orally. This Agreement shall be construed pursuant to the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                               RICHTON INTERNATIONAL
                                               CORPORATION


                                           By:__________________________________
                                              Name:
                                              Office:



                                             -----------------------------------
                                                       FRED R. SULLIVAN